Exhibit 15.1

GHP Horwath, P.C. Member Crowe Horwath International 1670 Broadway, Suite 3000 Denver, CO 80202 +1.303.831.5000 Tel +1.303.831.5032 Fax www.ghphorwath.com

April 30, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	GigaMedia Limited

We have read the statements made by GigaMedia Limited in Item 16F of this Form 20-F regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 16F of this Form 20-F.

Very truly yours,

/s/ GHP Horwath, P.C.

Denver, Colorado

cc:    Office of the Chief Accountant

Mail Stop 6561

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Fax: 202-772-9252

GHP Horwath, P.C. is a member firm of Crowe Horwath International, a Swiss verein (Crowe Horwath). Each member firm of Crowe Horwath is a separate and independent legal entity. GHP Horwath, P.C. and its affiliates are not responsible or liable for any acts or omissions of Crowe Horwath or any other member of Crowe Horwath and specifically disclaim any and all responsibility or liability for acts or omissions of Crowe Horwath or any other Crowe Horwath member.